Exhibit 4.1

DYAX CORP.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY,

RIGHTS AGENT

AMENDMENT No. 1

TO

RIGHTS AGREEMENT

Effective as of June 24, 2009

This Amendment No. 1 to the Rights Agreement dated as of, June 27, 2001 (the “Amendment”) between Dyax Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 27, 2001 (the “Rights Agreement”);

WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement) and there has not been a Distribution Date (as defined in the Rights Agreement);

WHEREAS, no Triggering Event (as defined in the Rights Agreement) has occurred; and

WHEREAS, on June 24, 2009, the Board of Directors of the Company has determined to amend the Rights Agreement (the terms defined therein and not and not otherwise defined herein being used herein as therein defined);

NOW THEREFORE, in consideration of the premises and the mutual agreement herein set forth, the parties agree as follows:

Section 1.               Amendment to Section 1(a) of the Rights Agreement.  The definition of Section 1(a) of the Rights Agreement is deleted and replaced in its entirety by the following:

(a)  “ACQUIRING PERSON” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company or any Company Affiliate or (ii) Federated Investors, Inc., its Affiliates and Associates (“Federated”), but only so long as (A) Federated is the beneficial owner of not more than nineteen and ninety-nine one hundredths percent (19.99%) of the shares of Common Stock then outstanding and (B) Federated reports or is required to report such ownership on Schedule 13G of the Exchange Act or on Schedule 13D under the Exchange Act (or any comparable or successor report) and such Schedule 13D states that the shares (or any beneficial ownership thereof, as the case may be) were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect or the Board determines in good faith that such Schedule 13D sufficiently demonstrates the foregoing.  Notwithstanding the foregoing:

(i) a Person shall not become an “Acquiring Person” solely as the result of an acquisition of shares of Common Stock by the Company or any Subsidiary which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding as determined above; PROVIDED, HOWEVER, that if a Person becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as determined above solely by reason of such a share acquisition by the Company and such Person shall, after becoming the Beneficial Owner of such Common Stock, become the Beneficial Owner of any additional share of Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of a stock dividend or a subdivision of the Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an “Acquiring Person;” and

(ii) if a majority of the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. The determination of whether such Person’s becoming an Acquiring Person shall have been inadvertent and the determination of whether the divestment of sufficient shares shall have been made as promptly as practicable shall be made by the Board.

Section 2.               Rights Agreement Effectiveness.  Except to the extent specifically amended hereby, the Rights Agreement and all related documents as amended hereby shall remain in full force and effect.  Whenever the terms or sections amended hereby shall be referred to in the Rights Agreement, or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.

Section 3.               Governing Law.  This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the provisions of the Rights Agreement except to the extent specifically amended hereby.

Section 4.               Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall be for all purposes deemed to be an original in all such counterparts together shall constitute but one in the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties shall have caused this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

Attest:		DYAX CORP.

By:	/s/ Nicole P. Jones	By:	/s/ George Migausky
Name: Nicole P. Jones		Name:	George Migausky
		Title:	Chief Financial Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Susan Silber	By:	/s/ Herbert J. Lemmer
Name:	Susan Silber	Name:	Herbert J. Lemmer
	Assistant Secretary	Title:	Vice President